RLHC Reports Fourth Quarter and Full Year 2016 Preliminary Unaudited Results

SPOKANE, Wash., March 7, 2017 - (GLOBE NEWSWIRE) -- Red Lion Hotels Corporation (“RLHC” or "the company") (NYSE:RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, today reported preliminary unaudited full year and fourth quarter 2016 results.

Preliminary Full Year 2016 Highlights:

•	GAAP net loss of $4.7 million compared to net income of $2.7 million in 2015

•	Grew 2016 Adjusted EBITDA by 56% to $19.5 million

•	Improved Adjusted Net Loss per share to $(0.19) per share as compared to $(0.40) per share in 2015

•	Achieved system-wide comparable RevPAR growth of 2.9% with strong annual RevPAR growth contributions from mid-scale franchise and economy franchise segments of 5.7% and 7.2%, respectively

•	Increased franchise segment revenues over 100%

•	Completed $26 million in renovations to reposition hotels owned through joint ventures

•	Executed 86 new franchise agreements across legacy RLHC and recently acquired brands

•	Completed transformative acquisition placing RLHC in the top ten hotel franchise companies in the country with over 1,100 hotels and 73,000 rooms

Preliminary Fourth Quarter 2016 Highlights:

•	GAAP net loss of $2.3 million compared to a net loss of $6.3 million in 2015

•	Adjusted EBITDA improved to $2.8 million from negative $0.6 million in 2015

•	Improved Adjusted Net Loss per share to $(0.20) per share as compared to $(0.31) per share in 2015

•	Achieved systemwide RevPAR growth of 0.3%, with growth in the economy franchise of 11.4% and mid-scale franchise of 3.3%

•	Raised $20.0 million of equity to support growth initiatives

•	Signed 42 new franchise agreements

“Our most recent results mark a strong finish to a formative year for RLHC - we continued our transformation to an asset light model and substantially grew our franchise business with our recent acquisition that enabled us to establish a national and international presence. These strategic actions further broadened our brand offerings, with the addition of multiple brands and over 1,000 franchised hotels. More importantly it has raised awareness for RLHC within the lodging industry and is generating attention from hoteliers interested in joining our growing platform,” said RLHC President and Chief Executive Officer Greg T. Mount.

“As we look toward 2017, we are focused on completing the integration of the recently acquired brands while further developing and scaling our industry leading guest management system, RevPak, to appropriately match each brand’s unique requirements. These efforts, coupled with a larger franchise development team deployed to identify and deepen RLHC’s mid and upscale presence, should enable us to execute roughly 90 to 120 additional hotel franchise agreements in 2017. With an asset light model, additions to our unit count will be an increasingly important metric for RLHC. Over the past two years, RLHC has made significant progress in growing its brands and franchise network and we look forward to building on those efforts this year,” concluded Mr. Mount.

Preliminary Full Year and Fourth Quarter 2016 Results

The company is issuing preliminary unaudited results for the full year and fourth quarter 2016. The company has identified a material weakness in its internal controls over financial reporting related to the ticketing portion of the entertainment segment. The company has implemented additional controls to eliminate this control weakness. The company does not believe this issue will have a material impact on its 2016 or 2015 operating results, nor will it impact future results, but it could result in an adjustment to a prior year. RLHC is working diligently to have the matter resolved in a timely manner. Upon completion, the company will issue final 2016 fourth quarter and full year results and file its 2016 Annual Report on Form 10-K.

Preliminary Financial Results

RLHC reported a consolidated net loss for the year of $4.7 million as compared to consolidated net income of $2.7 million in 2015. Consolidated diluted net loss per share for the year was $(0.23) as compared to net income per diluted share of $0.13 for 2015. Net income was impacted on a year over year basis resulting from a gain of $16.4 million in 2015 from the sale of its Bellevue and Wenatchee properties. For the quarter ended December 31, 2016, the company reported a net loss of $2.3 million as compared to a net loss of $6.3 million in the fourth quarter of 2015. Net loss on a diluted share basis was $(0.11) per share for the quarter as compared to net loss of $(0.32) per share in the prior year period.

RLHC produced a significant improvement in consolidated net loss for the year after adjusting for special items (including the aforementioned gain on sale) to $(3.9) million as compared to a net loss of $(7.9) million for 2015. On a per share basis, adjusted net loss for 2016 was $(0.19) as compared to net loss per share of $(0.40) in 2015. For the quarter ended December 31, 2016, net loss after special items was $(4.2) million and $(0.20) on a per share basis as compared to $(6.1) million and $(0.31) per share, respectively for the fourth quarter 2015.

Total revenues for the company increased 14.8% for 2016 on a year-over-year basis to $164.1 million. The growth was driven by a 3% increase in company operated hotel revenues to $124 million and a strong franchise revenue growth contribution of 105% or $24.6 million, reflecting both organic initiatives, including the opening of 11 franchised hotels, in addition to the Vantage acquisition. Entertainment revenues rose to $15.7 million or 42% over 2015, primarily driven by sales related to an unusually strong spring touring season, which is not expected to recur in 2017.

For the quarter-ended December 31, 2016, total revenues increased by 24% to $40.8 million. Excluding the contribution of the acquisition to the quarter, total revenues for fourth quarter 2016 were $32.0 million, down 3% from the prior year period at $32.9 million. Franchise revenue in the quarter rose to $12.4 million from $2.9 million in the fourth quarter of 2015. Excluding the newly acquired brands, franchise revenues grew roughly 23% to $3.6 million. Company operated hotel revenue in the fourth quarter declined 3% year-over-year to $25.6 million from the prior year period. The underperformance reflects primarily continued disruption in the company's transient business from the extensive renovation programs. Entertainment revenues in the fourth quarter were $2.7 million compared to $3.5 million in the prior year quarter, reflecting a reduced number of shows available for touring.

After consideration for several one-time items, Adjusted EBITDA grew 56% for the year to $19.5 million, in-line with guidance, as compared to $12.5 million in 2015. For the quarter ended December 31, 2016, Adjusted EBITDA was $2.8 million as compared to a loss of $0.6 million. Adjustments to EBITDA included certain one-time items such as: employee separation and transition costs associated with the departure of the company’s former Chief Financial Officer, gain on the sale of assets related specifically to the Coos Bay hotel, environmental reserves and acquisition costs associated with the recently acquired brands.

Operational Results
For 2016, RLHC achieved system-wide RevPAR growth of 2.9%. After adjusting for the disruption to the renovated hotels, RevPAR growth would have been approximately 3.4% or slightly ahead of the industry RevPAR of 3.2%. Results were driven by strong performance from the company’s mid-scale franchise and economy franchise segments which delivered RevPAR growth of 5.7% and 7.2%, respectively, while company operated comparable hotels RevPAR declined by 0.7% due to the previously disclosed disruption from extensive renovation programs that coincided with the company’s strongest seasons. The renovations are now complete and the company expects performance of these hotels to be comparable to or stronger than hotels in its market-specific competitive set. For the fourth quarter, system-wide RevPAR growth was 0.3% with RevPAR growth for mid-scale franchise and economy franchise coming in at 3.3% and 11.4%, respectively. This was offset by company comparable operated hotels with a RevPAR decline of 5.9%.

Strength in RLHC franchised hotels revenue can be attributed to the full deployment of and continued innovations to RLHC’s proprietary guest and revenue management system, RevPak. The company is evaluating the most effective ways this system can be deployed and adapted throughout the broader brand platform as part of the integration process.

Contributing to RLHC’s operational results in 2016 was the continued success of the company's innovative customer recognition program, Hello Rewards. Revenue generated from rooms booked via the Hello Rewards program increased over 80% as compared to 2015, with membership growth of roughly 50% during the year.

Brand Portfolio Developments
As previously communicated, in late September 2016, RLHC acquired substantially all of the assets of Vantage Hospitality for an initial payment of $22.6 million in cash and $5.8 million in stock with additional potential performance-related contingent payments of up to $7 million in cash and 690,000 shares of stock to be paid over the subsequent twenty-four months. The acquisition added over 1,000 franchised hotels and over 58,000 rooms in the U.S., Canada and Asia.

In addition to Vantage, over the course of the year, RLHC accretively expanded its network through numerous hotel openings and through the completion of franchise executions from non-RLHC brands, as well as conversions from Red Lion Hotels to Hotel RLs within the system. During the fourth quarter, the company executed 28 franchise agreements, and opened 13 new franchised hotels. As previously announced, for the year, the combined platforms signed 86 franchise license agreements and opened 68 hotels.

Balance Sheet, Liquidity and Capital Markets Activities
At December 31, 2016, the company had $38.1 million in cash and cash equivalents and $9.5 million in restricted cash. Additionally, at December 31, 2016, the company had net outstanding debt of $108.3 million, borrowed by the company’s joint venture entities; RLHC’s pro rata share of the debt is $61.9 million. At year end, the company’s net debt to Adjusted EBITDA ratio was 1.4.

On December 15, 2016, RLHC sold 2.5 million shares of its common stock at a public offering price of $8.00 per share, for net proceeds of approximately $18.5 million. The primary use of the proceeds was the replenishment of cash reserves used to complete the acquisition.

Capital expenditures for the year-ended December 31, 2016, totaled $33.5 million, the majority of which was funded with proceeds from debt financing associated with the company’s joint ventures.

Subsequent Events
Subsequent to December 31, 2016, RLHC opened two franchise hotel RLs, one in Brooklyn, New York and the other in Omaha, Nebraska bringing the total opened Hotel RL count to seven since the launch of the brand, with three franchise locations currently under development and construction and the fourth, a conversion franchise property, expected to open in the second half of 2017.

On March 1, 2017, RLHC announced the appointment of Douglas L. Ludwig as its Executive Vice President and Chief Financial Officer.  Mr. Ludwig, a lodging industry veteran was most recently with Baha Mar Resorts Limited as its Chief Financial Officer and prior to that spent more than two decades with Four Seasons in various roles, including most recently as Chief Financial Officer for 13 years.  During his time with Four Seasons, Mr. Ludwig oversaw the successful and rapid growth of the brand into one of the leading luxury hotel companies. Mr. Ludwig will provide the company with valuable insights into the lodging and franchise market. His experience and leadership in building top finance and accounting teams will be extremely valuable as RLHC pursues its long-term growth strategy. Mr. Ludwig is expected to join the company by the end of March.

2017 Outlook
Based on the outlook for the markets in which the company operates, and its current expectations, the following financial guidance for 2017 is being provided:

•	Adjusted EBITDA range of $21 to $23 million

•	Capital expenditures range of $11 to $13 million

•	Full year Systemwide RevPAR growth of 1.0% to 3.0%

•	Executed franchise license agreements of 90 to 120

The outlook does not contemplate acquisitions or dispositions during the year and does not anticipate any capital markets activity, except for the issuance of up to 414,000 shares of common stock on the anniversary of the closing of Vantage. These additional shares will be added to the share count for the last 93 days in 2017.

Conference Call Information
The company will conduct a conference call on March 7th at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg Mount and Executive Vice President and Interim Chief Financial Officer David Wright.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the RLHC website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:00 p.m. Pacific Time on March 7, 2017 through March 21, 2017, at (877) 660-6853 or (201) 612-7415 (International), using access code 13653956. The replay will also be available shortly after the call on the RLHC website.

About RLHC
Red Lion Hotels Corporation, established in 1959, is an international hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, GuestHouse, Settle Inn, Vantage Hotels, Americas Best Value Inn, Canadas Best Value Inn,

Lexington by Vantage, America's Best Inns & Suites, Country Hearth Inns, Jameson Inn, Signature Inn and 3 Palms Hotels & Resorts brands. The company also owns and operates an entertainment and event ticket distribution business under the brand name TicketsWest. For more information, please visit the company's website at www.rlhco.com.

Forward Looking Statements:
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company's annual report on Form 10-K for the year ended December 31, 2015, and in other documents filed by the company with the Securities and Exchange Commission.

Investor Relations Contact
Evelyn Infurna
O: 203-682-8265
C: 203-856-2088
Investor.relations@redlion.com

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except per share amounts)

	Three Months Ended December 31,
	2016	2015	$ Change	% Change
Revenue:
Company operated hotels	$24,126	$25,094	(968)	(3.9)
Other revenues from managed properties	1,450	1,312	138	10.5
Franchised hotels	12,440	2,916	9,524	326.6
Entertainment	2,706	3,521	(815)	(23.1)
Other	87	13	74	569.2
Total revenues	40,809	32,856	7,953	24.2
Operating expenses:
Company operated hotels	20,537	23,479	(2,942)	(12.5)
Other costs from managed properties	1,450	1,312	138	10.5
Franchised hotels	9,280	2,739	6,541	238.8
Entertainment	2,452	3,077	(625)	(20.3)
Other	(2)	8	(10)	(125.0)
Depreciation and amortization	4,927	3,711	1,216	32.8
Hotel facility and land lease	1,197	1,481	(284)	(19.2)
Gain on asset dispositions, net	(1,707)	(1,101)	(606)	55.0
General and administrative expenses	3,329	2,016	1,313	65.1
Acquisition and integration costs	460	779	(319)	(40.9)
Total operating expenses	41,923	37,501	4,422	11.8
Operating income (loss)	(1,114)	(4,645)	3,531	(76.0)
Other income (expense):
Interest expense	(2,011)	(1,751)	(260)	14.8
Loss on early retirement of debt	—	(1,689)	1,689	(100.0)
Other income, net	24	447	(423)	(94.6)
Other income (expense)	(1,987)	(2,993)	1,006	(33.6)
Income (loss) before taxes	(3,101)	(7,638)	4,537	(59.4)
Income tax expense (benefit)	54	48	6	12.5
Net income (loss)	(3,155)	(7,686)	4,531	(59.0)
Net (income) loss attributable to noncontrolling interest	808	1,356	(548)	(40.4)
Net income (loss) attributable to RLHC	(2,347)	(6,330)	3,983	(62.9)
Earnings per share - basic
Income (loss) attributable to RLHC	$(0.11)	$(0.32)
Earnings per share - diluted
Income (loss) attributable to RLHC	$(0.11)	$(0.32)
Weighted average shares - basic	21,230	20,050
Weighted average shares - diluted	21,230	20,050

Non-GAAP Financial Measures:(1)
EBITDA	$3,837	$(2,176)	$6,013	276.3%
Adjusted EBITDA	$2,788	$(629)	$3,417	543.2%
Adjusted net income (loss)	$(4,204)	$(6,139)	1,935	31.5%
(1) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net income (loss) are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except per share amounts)

	Year Ended December 31,
	2016	2015	$ Change	% Change
Revenue:
Company operated hotels	$117,641	$116,187	1,454	1.3
Other revenues from managed properties	5,948	3,586	2,362	65.9
Franchised hotels	24,634	12,039	12,595	104.6
Entertainment	15,719	11,057	4,662	42.2
Other	128	51	77	151.0
Total revenues	164,070	142,920	21,150	14.8
Operating expenses:
Company operated hotels	91,572	92,057	(485)	(0.5)
Other costs from managed properties	5,948	3,586	2,362	65.9
Franchised hotels	19,315	11,233	8,082	71.9
Entertainment	13,635	10,118	3,517	34.8
Other	42	35	7	20.0
Depreciation and amortization	16,281	13,315	2,966	22.3
Hotel facility and land lease	4,740	6,569	(1,829)	(27.8)
Gain on asset dispositions, net	(2,437)	(17,692)	15,255	(86.2)
General and administrative expenses	11,109	9,819	1,290	13.1
Acquisition and integration costs	2,112	779	1,333	171.1
Total operating expenses	162,317	129,819	32,498	25.0
Operating income (loss)	1,753	13,101	(11,348)	(86.6)
Other income (expense):
Interest expense	(6,764)	(6,979)	215	(3.1)
Loss on early retirement of debt	—	(2,847)	2,847	(100.0)
Other income, net	483	826	(343)	(41.5)
Other income (expense)	(6,281)	(9,000)	2,719	(30.2)
Income (loss) before taxes	(4,528)	4,101	(8,629)	(210.4)
Income tax expense (benefit)	312	85	227	267.1
Net income (loss)	(4,840)	4,016	(8,856)	(220.5)
Net (income) loss attributable to noncontrolling interest	163	(1,297)	1,460	(112.6)
Net income (loss) attributable to RLHC	(4,677)	2,719	(7,396)	(272.0)
Earnings per share - basic
Income (loss) attributable to RLHC	$(0.23)	$0.14
Earnings per share - diluted
Income (loss) attributable to RLHC	$(0.23)	$0.13
Weighted average shares - basic	20,427	19,983
Weighted average shares - diluted	20,427	20,200

Non-GAAP Financial Measures:(1)
EBITDA	$18,517	$24,395	$(5,878)	(24.1)%
Adjusted EBITDA	$19,472	$12,463	$7,009	56.2%
Adjusted net income (loss)	(3,885)	(7,916)	4,031	(50.9)%
(1) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net income (loss) are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except per share data)
	December 31
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$38,072	$23,898
Restricted cash	9,537	11,304
Short-term investments	—	18,085
Accounts receivable, net	10,852	7,671
Accounts receivable from related parties	1,865	493
Notes receivable, net	1,295	929
Inventories	647	721
Prepaid expenses and other	4,491	2,149
Total current assets	66,759	65,250
Property and equipment, net	210,732	195,390
Goodwill	12,566	8,512
Intangible assets, net	52,854	15,301
Notes receivable, long term	—	1,676
Other assets, net	1,624	1,089
Total assets	$344,535	$287,218
LIABILITIES
Current liabilities:
Accounts payable	$8,682	$9,263
Accrued payroll and related benefits	4,800	6,163
Other accrued entertainment liabilities	10,134	9,211
Other accrued liabilities	4,336	3,225
Long-term debt, due within one year	1,469	—
Contingent consideration for acquisition due to related party, due within one year	6,768	—
Total current liabilities	36,189	27,862
Long-term debt, due after one year, net of debt issuance costs	106,862	87,557
Contingent consideration for acquisition due to related party, due after one year	4,432	—
Deferred income	2,293	1,326
Deferred income taxes	5,716	2,872
Total liabilities	155,492	119,617
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock- 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock- 50,000,000 shares authorized; $0.01 par value; 23,434,480 and 20,051,145 shares issued and outstanding	234	201
Additional paid-in capital, common stock	171,089	143,901
Accumulated deficit	(14,787)	(10,110)
Total RLHC stockholders' equity	156,536	133,992
Noncontrolling interest	32,507	33,609
Total stockholders’ equity	189,043	167,601
Total liabilities and stockholders’ equity	$344,535	$287,218

RED LION HOTELS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	2016	2015
	(In thousands)
Operating activities:
Net income	$(4,840)	$4,016
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,281	13,315
Amortization of debt issuance costs	1,166	935
Gain on disposition of property, equipment and other assets, net	(2,437)	(17,692)
Loss on early retirement of debt	—	2,763
Deferred income taxes	249	59
Equity in investments	(157)	55
Stock based compensation expense	2,640	1,932
Provision for doubtful accounts	433	654
Fair value adjustments to contingent consideration	339	—
Change in current assets and liabilities:
Accounts receivable	(3,183)	(1,901)
Notes receivable	(110)	(167)
Inventories	74	234
Prepaid expenses and other	(2,149)	556
Accounts payable	(1,006)	3,381
Other accrued liabilities	(1,738)	5,944
Net cash provided by operating activities	5,562	14,084
Investing activities:
Capital expenditures	(33,511)	(16,542)
Acquisition of Vantage Hospitality	(22,603)	—
Purchase of Atlanta hotel property held in joint venture	—	(6,421)
Acquisition of Washington DC hotel business	—	(22,651)
Purchase of GuestHouse International assets	—	(8,856)
Proceeds from disposition of property and equipment	5,898	38,681
Proceeds from redemption of trust common securities	—	909
Collection of notes receivable related to property sales	2,309	3,509
Advances on notes receivable	(943)	(652)
Purchases of short-term investments	—	(18,720)
Sales of short-term investments	18,085	635
Other, net	77	28
Net cash used in investing activities	(30,688)	(30,080)
Financing activities:
Borrowings on long-term debt	24,766	90,772
Repayments of long-term debt	(4,939)	(30,528)
Repayment of debentures to Red Lion Hotels Capital Trust	—	(30,825)
Debt issuance costs	(181)	(4,028)
Proceeds from sale of interests in joint ventures	3,193	23,461
Distributions to noncontrolling interest	(3,593)	(2,638)
Reduction of additional paid in capital for canceled restricted stock units	(353)	(347)
Proceeds from common stock offering, net	18,460	—
Other, net	180	(20)
Net cash provided by financing activities	37,533	45,847
Change in cash, cash equivalents and restricted cash:
Net increase in cash, cash equivalents and restricted	12,407	29,851
Cash, cash equivalents and restricted cash at beginning of year	35,202	5,351
Cash, cash equivalents and restricted cash at end of year	$47,609	$35,202

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)

Systemwide Hotels as of December 31, 2016
	Hotels	Rooms
Company operated hotels
Majority owned and consolidated	14	2,900
Leased	4	900
Managed	2	500
Franchised hotels	1,117	68,900
Total systemwide	1,137	73,200

Comparable Hotel Statistics from Continuing Operations (1)
	For the three months ended December 31,
	2016				2015
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Systemwide
Midscale	54.5%		$85.88	$46.79	56.5%	$84.31	$47.65
Economy	49.5%		$64.27	$31.83	44.9%	$63.67	$28.58
Total systemwide	53.1%		$80.17	$42.56	53.3%	$79.54	$42.42
Franchised hotels
Midscale	50.6%		$84.63	$42.82	50.9%	$81.41	$41.45
Economy	49.5%		$64.27	$31.83	44.9%	$63.67	$28.58
Company operated hotels
Midscale	58.5%		$87.00	$50.92	62.4%	$86.76	$54.10

Change from prior comparative period:	Average Occupancy(2)		ADR (3)	RevPAR (4)
Systemwide
Midscale	(200)	bps	1.9%	(1.8)%
Economy	460	bps	0.9%	11.4%
Total systemwide	(20)	bps	0.8%	0.3%
Franchised hotels
Midscale	(30)	bps	4.0%	3.3%
Economy	460	bps	0.9%	11.4%
Company operated hotels
Midscale	(390)	bps	0.3%	(5.9)%

(1)
Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current reporting year under materially similar operations.

(2)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.

Comparable Hotel Statistics from Continuing Operations (1)
	For the year ended December 31,
	2016				2015
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Systemwide
Midscale	64.5%		$93.85	$60.58	64.6%	$91.78	$59.31
Economy	56.4%		$67.73	$38.22	53.1%	$67.16	$35.65
Total systemwide	62.3%		$87.18	$54.28	61.4%	$85.89	$52.75
Franchised hotels
Midscale	60.5%		$90.54	$54.78	59.4%	$87.31	$51.85
Economy	56.4%		$67.73	$38.22	53.1%	$67.16	$35.65
Company operated hotels
Midscale	68.7%		$96.88	$66.60	70.1%	$95.71	$67.06

Change from prior comparative period:	Average Occupancy(2)		ADR (3)	RevPAR (4)
Systemwide
Midscale	(10)	bps	2.3%	2.1%
Economy	330	bps	0.8%	7.2%
Total systemwide	90	bps	1.5%	2.9%
Franchised hotels
Midscale	110	bps	3.7%	5.7%
Economy	330	bps	0.8%	7.2%
Company operated hotels
Midscale	(140)	bps	1.2%	(0.7)%

(1)
Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current reporting year under materially similar operations.

(2)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Comparable Operating Results and Data From Continuing Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. With the exception of pro forma economy hotels, comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current period under materially similar operations.

We utilize these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Company operated hotel revenue	$24,126	$25,094	$117,641	$116,187
less: revenue from sold and closed hotels	(31)	(1,014)	(2,822)	(8,999)
less: revenue from hotels without comparable results	(3,266)	(2,036)	(12,827)	(3,441)
Comparable company operated hotel revenue	$20,829	$22,044	$101,992	$103,747

Company operated hotel operating expenses	20,537	23,479	91,572	92,057
less: operating expenses from sold and closed hotels	(60)	(1,053)	(1,785)	(6,863)
less: operating expenses from hotels without comparable results	(2,442)	(1,740)	(10,266)	(3,330)
Comparable company operated hotel operating expenses	$18,035	$20,686	$79,521	$81,864

Company operated hotel direct operating income	$3,589	$1,615	$26,069	$24,130
less: operating margin from sold and closed hotels	29	39	(1,037)	(2,136)
less: operating margin from hotels without comparable results	(824)	(296)	(2,561)	(111)
Comparable company operated hotel direct income	$2,794	$1,358	$22,471	$21,883
Comparable company operated hotel direct margin %	13.4%	6.2%	22.0%	21.1%

Red Lion Hotels Corporation
Reconciliation of Non-GAAP Measures
(unaudited)
($ in thousands)
EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.
Adjusted EBITDA and Adjusted net income (loss) are additional measures of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.
EBITDA, Adjusted EBITDA and Adjusted net income (loss) are commonly used measures of performance in the industry. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. EBITDA, Adjusted EBITDA and Adjusted net income (loss) are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in our industry may calculate EBITDA and in particular Adjusted EBITDA and Adjusted net income (loss) differently than we do or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted EBITDA and Adjusted net income (loss) as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

		Three Months Ended December 31,		Year Ended December 31,
		2016	2015	2016	2015
Net income (loss)		$(3,155)	$(7,686)	$(4,840)	$4,016
	Depreciation and amortization	4,927	3,711	16,281	13,315
	Interest expense	2,011	1,751	6,764	6,979
	Income tax (benefit) expense	54	48	312	85
EBITDA		3,837	(2,176)	18,517	24,395
	Gain on asset dispositions (1)	(1,519)	(1,296)	(1,912)	(17,808)
	Loss on early retirement of debt (2)	—	1,689	—	2,847
	Lease termination costs (3)	—	375	—	2,250
	Reserve for environmental cleanup (4)	—	—	128	—
	Acquisition and integration costs (5)	460	779	2,112	779
	Separation costs (6)	10	—	627	—
Adjusted EBITDA		$2,788	$(629)	$19,472	$12,463

(1)
In the second quarter of 2016, we recorded a gain on sale of intellectual property, net of brokerage fees, of $0.4 million. In the fourth quarter of 2016 we recorded a gain of $1.5 million on the sale of the Coos Bay property. In the fourth quarter of 2015, we recorded $1.3 million gain on sale of RLHC's portion of the RLH building. In the first quarter of 2015, we recorded $16.4 million in gain on the sales of the Bellevue and Wenatchee properties.

(2)	In the first and fourth quarters of 2015, we recorded $1.2 million and $1.7 million, respectively, loss on the early retirement of our corporate debt and Trust Preferred Securities.
(3)	In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and recorded additional amortized lease termination fees in 2015.
(4)	In the first quarter of 2016, a reserve account was recorded for environmental cleanup at one of our hotel properties.
(5)
On September 30, 2016 RLHC acquired Vantage. Expenses associated with the acquisition totaling $2.1 million are reflected in the second, third and fourth quarters of 2016. In the fourth quarter of 2015, we acquired a hotel that was accounted for as a business combination. We recorded $0.8 million in transaction costs.

(6)	During 2016, we recorded $0.6 million of separation costs of former Executive Vice President and Chief Financial Officer and other legal and consulting services associated with the CFO transition.

Red Lion Hotels Corporation
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(unaudited)
($ in thousands)

The following is a reconciliation of adjusted net income to net income (loss) for the periods presented:

		Three Months Ended December 31,		Year Ended December 31,
		2016	2015	2016	2015
Net income (loss)		$(3,155)	$(7,686)	$(4,840)	$4,016
	Gain on asset dispositions (1)	(1,519)	(1,296)	(1,912)	(17,808)
	Loss on early retirement of debt (2)	—	1,689	—	2,847
	Lease termination costs (3)	—	375	—	2,250
	Reserve for environmental cleanup (4)	—	—	128	—
	Acquisition and integration costs (5)	460	779	2,112	779
	Separation costs (6)	10	—	627	—
Adjusted net income (loss)		$(4,204)	$(6,139)	$(3,885)	$(7,916)

Adjusted net income (loss) per share		(0.20)	(0.31)	(0.19)	(0.40)
Weighted average shares - basic		21,230	20,050	20,427	19,983
Weighted average shares - diluted		21,230	20,050	20,427	19,983

(1)
In the second quarter of 2016, we recorded a gain on sale of intellectual property, net of brokerage fees, of $0.4 million. In the fourth quarter of 2016 we recorded a gain of $1.5 million on the sale of the Coos Bay property. In the fourth quarter of 2015, we recorded $1.3 million gain on sale of RLHC's portion of the RLH building. In the first quarter of 2015, we recorded $16.4 million in gain on the sales of the Bellevue and Wenatchee properties.

(2)	In the first and fourth quarters of 2015, we recorded $1.2 million and $1.7 million, respectively, loss on the early retirement of our corporate debt and Trust Preferred Securities.
(3)	In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and recorded additional amortized lease termination fees in 2015.
(4)	In the first quarter of 2016, a reserve account was recorded for environmental cleanup at one of our hotel properties.
(5)
On September 30, 2016 RLHC acquired Vantage. Expenses associated with the acquisition totaling $2.1 million are reflected in the second, third and fourth quarters of 2016. In the fourth quarter of 2015, we acquired a hotel that was accounted for as a business combination. We recorded $0.8 million in transaction costs.

(6)	During 2016, we recorded $0.6 million of separation costs of former Executive Vice President and Chief Financial Officer and other legal and consulting services associated with the CFO transition.

During the fourth quarter of 2016, the following 13 converted franchised hotels were opened:

-	Red Lion Inn & Suites, Fargo, North Dakota
-	Red Lion Inn & Suites, Byram, Mississippi
-	Red Lion Inn & Suites, Ontario, Oregon
-	Country Hearth Inn, West Memphis, Arkansas
-	Country Hearth Inn, Maryville, Missouri
-	Americas Best Value Inn, Houston, Texas
-	Americas Best Value Inn, Putnam, Connecticut
-	Americas Best Value Inn, Wiggins, Mississippi
-	Americas Best Value Inn, Bishop, Texas
-	Americas Best Value Inn, Antioch, California
-	Americas Best Value Inn, Georgetown, Colorado
-	Americas Best Value Inn, Maryville, Missouri
-	Americas Best Value Inn, Webster City, Iowa